Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-187713, 333-159755, 333-135072, 333-199875, 333-211857, and 333-258657 on Form S-8 of Eagle Bancorp, Inc. of our report dated February 27, 2025 relating to the consolidated financial statements and effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K.

    /s/ Crowe LLP

Washington, D.C.
February 27, 2025